Exhibit (4)(gg)

AXA EQUITABLE LIFE INSURANCE COMPANY

“GREATER OF” DEATH BENEFIT RIDER

Greater of Annual Rollup to Age [85] GMDB or Highest Anniversary Value to Age [85] GMDB

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean AXA Equitable Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is your Contract Date.

I.	This Rider’s Guaranteed Minimum Death Benefit

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Death Benefit (GMDB) with this flexible premium deferred fixed and variable Annuity Contract as described below.

The GMDB is derived from a benefit base as described in Section II of this Rider. You must contribute or transfer amounts to the Protected Benefit Account to fund a GMDB Benefit Base in order to receive benefits under this Rider. The GMDB Benefit Base is used solely to calculate the GMDB described in this Rider and its charge and does not provide a Cash Value or any minimum account value and cannot be withdrawn.

The GMDB under the Contract will be the greater of the Annual Rollup to Age [85] Benefit Base or the Highest Anniversary Value to Age [85] (“HAV”) Benefit Base. The Protected Benefit Account Value, operation of the Annual Rollup to Age [85] Benefit Base and the HAV Benefit Base, the Effect of Withdrawals on your Benefit Bases, the cost of this Rider and how this Rider may terminate are described below.

Withdrawals from your Protected Benefit Account Value will cause an adjustment to your GMDB Benefit Base as described in Section II. C. of this Rider. The adjustment may be greater than the amount withdrawn.

Your Death Benefit amount under this Rider is determined by comparing the Protected Benefit Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit under this Rider. The Death Benefit under the Contract is equal to the sum of the Death Benefit under this Rider and the Investment Account Value.

Your GMDB Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination provision of this Rider (Section V).

[The terms and conditions of a spouse’s right to continue this Contract and Rider upon the death of the Owner of this Contract (“Spousal Continuation”), are described in the Endorsement Applicable to [Non-Qualified] Contracts.]

II.	Operation of the Guaranteed Minimum Death Benefit

A.	Definitions Pertaining to Investment Options and Annuity Account Value

i.	“Annuity Account Value” as defined in Section 1.02 of your Contract means the sum of (i) your “Protected Benefit Account Value” (“PBAV”) and (ii) your “Investment Account Value” (“IAV”).

ii.	“Protected Benefit Account” (“PBA”) is the account which holds (i) the PBA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated for transfers to the PBA Investment Options.

iii.	“PBAV” means the sum of the amounts held for you in the PBA.

iv.	“PBA Investment Options” means the Variable Investment Options available with this GMDB and as shown in the Data Pages.

v.	“Investment Account” is the account which holds (i) the IA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated transfers to the IA Investment Options

vi.	“IAV” means the sum of amounts held for you in the Investment Account.

vii.	“IA Investment Options” means the Variable Investment Options [and the Guaranteed Interest Option] under this Rider.

viii.	“Investment Options” as defined in Section 1.14 of your Contract means (i) the PBA Investment Options and (ii) the IA Investment Options defined above.

B.	PBA Funding Date

Your “PBA Funding Date” is the Transaction Date that amounts are first contributed or transferred to the PBA.

C.	GMDB Benefit Base

Your GMDB Benefit Base is used to determine your GMDB described below. Your GMDB Benefit Base is also used to determine the cost of this Rider as described in Section IV. Your GMDB Benefit Base is funded as of the PBA Funding Date. While this Rider is in effect, once amounts are allocated or transferred to the PBA Investment Options, they may be transferred only among PBA Investment Options. Additional transfer rules are described in the Data Pages.

Your GMDB Benefit Base is the greater of the Annual Rollup to Age [85] Benefit Base (“Rollup Benefit Base”) and the HAV Benefit Base. Your benefit base stops rolling up and ratcheting on the Contract Date Anniversary following your [85th] birthday. Your initial Rollup Benefit Base and HAV Benefit Base are each equal to your initial Contribution or transfer, whichever comes first, to the PBA. Thereafter, each Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer to the PBA, and each Benefit Base is adjusted for withdrawals. The way we calculate your Rollup Benefit Base and HAV Benefit Base is more fully described below.

[The following text will appear when a Series CP Contract Owner elects GMIB]

[Any Credits and any applicable Earnings Bonus applied to your Annuity Account Value as provided under your Endorsement Applicable to Credits and Earnings Bonuses are not used for purposes of determining your Rollup and HAV Benefit Bases. When you make a Contribution to the PBA Investment Options, only the amount of the Contribution, excluding any Credits is included in the determination of the Benefit Bases. When you make a transfer from the IAV to the PBA Investment Options, the amount of any Credits and any applicable Earnings Bonus, that had been applied to the IAV are considered transferred first and are not included in the determination of the Benefit Bases. Transfers to the PBA Investment Options do not increase the Benefit Bases until an amount equal to the total amount of all Credits (before any earnings thereon) and any applicable Earnings Bonus that were applied to the IAV have been transferred to the PBA Investment Options. However, Credits and Earnings Bonuses are included in your PBAV. Your PBAV can increase your GMDB Benefit Base as a result of a HAV Benefit Base adjustment or Rollup Benefit Base reset. Therefore, Credits and Earnings Bonuses can indirectly increase your GMDB Benefit Base.]

Your IAV is not used for purposes of determining your GMDB Benefit Base, including any Optional Reset. If we discontinue transfers and Contributions to the PBA, you will not, thereafter, be able to fund or add to the GMDB Benefit Base.

C.1. Annual Rollup Rate

“Annual Rollup Rate” is declared [each Contract Year]. It is tied to the Ten Year Treasuries Formula Rate specified in the Data Pages. The rollup ends on the Contract Date Anniversary following your [85th] birthday.

C.2. Deferral Rollup Rate

A Deferral Rollup Rate is declared [each Contract Year]. It is tied to the Ten Year Treasuries Rate specified in the Data Pages and applies to your GMDB Rollup Benefit Base until a withdrawal is made from your PBA. Once a withdrawal is made from your PBA, the Deferral Rollup Rate no longer applies in the Contract Year that the withdrawal is made and all subsequent Contract Years. A Deferral Rollup Rate is not used to calculate your Annual Withdrawal Amount (“AWA”), as described in your Guaranteed Minimum Income Benefit (“GMIB”) Rider. If you do not take any withdrawals from your PBA, the Deferral Rollup ends on the Contract Date Anniversary following your [85th] birthday [NQ only: or your Maturity Date, whichever is earlier].

C.3. Annual Rollup Amount

The “Annual Rollup Amount” for purposes of adjusting the GMDB Rollup Benefit Base on a Contract Date Anniversary is equal to the GMDB Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year plus a prorated Annual Rollup Amount for any Contributions or transfers to the PBA during the Contract Year. The Annual Rollup Amount is calculated at the beginning of each Contract Year and on the Transaction Date of each Contribution or transfer into the PBA.

The prorated Annual Rollup Amount applicable to such Contributions and transfers is equal to the full Annual Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year from the Transaction Date of your Contribution or transfer until the Contract Date Anniversary of the same Contract Year, and the denominator of which is the number of days in such Contract Year.

In any Contract Year following the Contract Year of your PBA Funding Date, the prorated Annual Rollup Amount in the Contract Year in which your death occurs is calculated as follows:

a)	the Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Contract Year from the first day of the Contract Year until the date of your death, and the denominator of which is the number of days in such Contract Year, plus

b)	The amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of days from the Transaction Date of your Contribution or transfer until the date of your death and the denominator of which is the number of days in such Contract Year.

This prorated amount will not be less than zero. In any Contract Year following the Contract Year of your PBA Funding Date in which a Death Benefit becomes payable, any withdrawals up to the AWA but in excess of the prorated Annual Rollup Amount will not reduce your Rollup Benefit Base.

[If ATP Endorsement is issued under Contract]

[When a prorated Annual Rollup Amount is required to calculate the Rollup Benefit Base on a Valuation Date (described in the Automatic Transfer Program (ATP) Endorsement issued with your Contract), the prorated Annual Rollup Amount is equal to:

a)	Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of months elapsed in the Contract Year from the first day of the Contract Year until the Valuation Date, and the denominator of which is 12, plus

b)	The amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of months from the Transaction Date of your Contribution or transfer until the Valuation Date, and the denominator of which is 12.]

Effect of Withdrawals [in the Contract Year of your PBA Funding Date] on your Annual Rollup Amount

[ [In the Contract Year of your PBA Funding Date], any withdrawal to satisfy a required minimum distribution from your Contract taken through our Automatic RMD Withdrawals Service will not reduce your Annual Rollup Amount.]

Any withdrawal from the PBA [other than a required minimum distribution taken through our Automatic RMD Withdrawals Service] reduces the Annual Rollup Amount as of the Transaction Date of the withdrawal by the dollar amount of the withdrawal. Such withdrawal will not reduce your Annual Rollup Amount to less than zero. Any permissible Contribution or transfer after such withdrawal will provide an Annual Rollup Amount equivalent to that described in the second paragraph of this Section.

C.4. Deferral Rollup Amount

The “Deferral Rollup Amount” for purposes of adjusting the GMDB Rollup Benefit Base on a Contract Date Anniversary is equal to the GMDB Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the Contract Year plus a prorated Deferral Rollup Amount for any Contributions or transfers to the PBA during the Contract Year. When the Deferral Rollup Rate is in effect, the Deferral Rollup Amount is calculated at the beginning of each Contract Year and on the Transaction Date of each Contribution or transfer into the PBA.

The prorated Deferral Rollup Amount applicable to such Contributions and Transfers is equal to the full Deferral Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer)

multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year from the Transaction Date of your Contribution or transfer until the Contract Date Anniversary of the same Contract Year and the denominator of which is the number of days in such Contract Year.

In any Contract Year following the Contract Year of your PBA Funding Date, the prorated Deferral Rollup Amount in the Contract Year in which your death occurs is calculated as follows:

a)	the Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Contract Year from the first day of the Contract Year until the date of your death, and the denominator of which is the number of days in such Contract Year, plus

b)	The amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of days from the Transaction Date of your Contribution or transfer until the date of your death and the denominator of which is the number of days in such Contract Year.

[If ATP Endorsement is issued under Contract]

[When a prorated Deferral Rollup Amount is required to calculate the Rollup Benefit Base on a Valuation Date (described in the Automatic Transfer Program (ATP) Endorsement issued with your Contract), the prorated Deferral Rollup Amount is equal to:

a)	Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of months elapsed in the Contract Year from the first day of the Contract Year until the Valuation Date, and the denominator of which is 12, plus

b)	The amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of months from the Transaction Date of your Contribution or transfer until the Valuation Date, and the denominator of which is 12.]

C. 5. Annual Adjustment of the GMDB Rollup Benefit Base with the Annual Rollup Amount

If a withdrawal has ever been taken from your PBA, your GMDB Rollup Benefit Base is adjusted on each Contract Date Anniversary to equal:

(i)	the GMDB Rollup Benefit Base at the beginning of the Contract Year; plus

(ii)	Contributions and transfers to the PBA during the Contract Year; minus

(iii)	any adjustments for Excess Withdrawals (defined below) from the PBA during the Contract Year, [minus

(iv)	the dollar amount of any required minimum distribution withdrawals (“RMD Withdrawal”) (defined below) in excess of your remaining AWA taken through our Automatic RMD Withdrawal Service from your PBAV during the Contract Year to the extent such withdrawals exceed your AWA from the PBA during the Contract Year;] plus

(v)	A)[ in the Contract Year of your PBA Funding Date], any remaining Annual Rollup Amount and B) in any Contract Year thereafter, the Annual Rollup Amount for the Contract Date Anniversary reduced by the dollar amount of total withdrawals from your PBA, up to your AWA as described in the GMIB Rider.

[“RMD Withdrawal” means a withdrawal that meets the lifetime required minimum distribution rules under the Code.]

“Excess Withdrawal” means any withdrawal or portion of a withdrawal taken from the PBA during a Contract Year that, together with all other amounts withdrawn from the PBA during that year, causes the total of such withdrawals to exceed the AWA. An Excess Withdrawal may reduce future benefits by more than the dollar amount of the withdrawal(s).

C.6. Annual Adjustment of the GMDB Rollup Benefit Base with the Deferral Rollup Amount

Prior to taking a withdrawal under your Contract from the PBA, instead of the adjustment described above, your GMDB Rollup Benefit Base is adjusted on each Contract Date Anniversary to equal:

(i)	the GMDB Rollup Benefit Base at the beginning of the Contract Year, plus

(ii)	Contributions and transfers to the PBA during the Contract Year, plus

(iii)	the Deferral Rollup Amount for the Contract Date Anniversary.

Once a withdrawal is made under your Contract from the PBA, no Deferral Rollup Amount adjustment is made to your GMDB Rollup Benefit Base in the Contract Year of the withdrawal and all subsequent Contract Years. In those Contract Years, any adjustment to your GMDB Rollup Benefit Base will be done according to the provision in C.5. above.

C.7. Annual Reset of the Rollup Benefit Base

As described in your GMIB Rider, you may elect to reset your GMIB Benefit Base. If you have so elected to reset such GMIB Benefit Base on each Contract Date Anniversary, until the Contract Date Anniversary following your [85th] birthday, the Rollup Benefit Base under this Rider will reset automatically to the PBAV.

C.8. Highest Anniversary Value to Age [85] Benefit Base (“HAV Benefit Base”)

For the HAV Benefit Base, on each Contract Date Anniversary up to the Contract Date Anniversary following your [85th] birthday, if the PBAV is greater than the current HAV Benefit Base, the HAV Benefit Base is increased to equal the PBAV.

III.	Effect of Withdrawals on your GMDB Benefit Bases

The Rollup Benefit Base and the HAV Benefit Base will each be reduced by withdrawals from the PBA. The reduction is determined separately for each Benefit Base.

HAV Benefit Base

[During each Contract Year, [prior to completion of the Contract Year of your PBA Funding Date], your HAV Benefit Base will be reduced by withdrawals from the PBA on a pro-rata basis.]

[[Thereafter], your HAV Benefit Base will be reduced by the dollar amount of any withdrawal as long as the sum of your withdrawals in that Contract Year does not exceed your AWA. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed your AWA, the portion of that withdrawal that exceeds your AWA and any subsequent withdrawals in that Contract Year will cause a pro-rata reduction of the HAV Benefit Base.]

[The following sentence describing required minimum distribution treatment will appear if applicable.] [RMD Withdrawals made under our Automatic RMD Withdrawal Service from the PBA, will reduce the HAV Benefit Base by the dollar amount of such withdrawal.]

For the HAV Benefit Base, a pro-rata reduction is determined as follows:

1) Divide the amount of your withdrawal by your PBAV immediately preceding the withdrawal;

2) Multiply the fraction calculated in (1) by the amount of your HAV Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction.] We will make this reduction as of the Transaction Date of each withdrawal.

Rollup Benefit Base

Withdrawals Prior to Age [85]

The Rollup Benefit Base will be reduced as follows. [Prior to completion of the Contract Year of your PBA Funding Date], your Rollup Benefit Base will be reduced pro-rata by all withdrawals from your PBA.

Thereafter, withdrawal of the amounts up to the AWA will reduce the Annual Rollup Amount described in the GMIB Rider that otherwise would be credited to your Rollup Benefit Base on the Contract Date Anniversary but does not reduce the Rollup Benefit Base.

For each Contract Year, you may take one or more withdrawals from your PBA up to your AWA, without causing an Excess Withdrawal.

Withdrawals on and after Age [85]

During the period beginning with the Contract Date Anniversary following your [85th] birthday through the earliest of (i) the Contract Date Anniversary following the date your PBAV falls to zero, and (ii) your Contract Maturity Date, and (iii) the Contract Date Anniversary following your [95th] birthday, for each Contract Year, you may take one or more withdrawals from your PBA that total no more than your AWA, without causing an Excess Withdrawal, however, such a withdrawal will reduce the Rollup Benefit Base by the dollar amount of the withdrawal.

The portion of any withdrawal in excess of the AWA will reduce the Rollup Benefit Base on a pro-rata basis as of the Transaction Date of the withdrawal.

For the Rollup Benefit Base, a pro-rata reduction is determined as follows:

1) Divide the amount of the withdrawal that exceeds the AWA by your PBAV immediately preceding the withdrawal;

2) Multiply the fraction calculated in (1) by the amount of your Rollup Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will reduce your Rollup Benefit Base by this amount. We will make this reduction as of the Transaction Date of each withdrawal.

[RMD Withdrawals made under our Automatic Withdrawal Service from the PBAV that exceed the AWA for a Contract Year will reduce your Rollup Benefit Base by the dollar amount of the portion of the withdrawal in excess of the AWA. This dollar for dollar withdrawal treatment of such withdrawals will be available [immediately.]]

IV.	The Cost of This Rider

The current charge for this Rider is [1.10%] of the GMDB Benefit Base. This charge is based on the greater of the Rollup and the HAV Benefit Bases on your Contract Date Anniversary. The maximum charge for this benefit is [2.20%] of the Rider’s Benefit Base on your Contract Date Anniversary.

We may increase or decrease the charge for this benefit at any time after completion of [two] Contract Years. We will provide you a minimum of [30] days advance notice of any revised Rider charge.

The “Rider Charge Change Notification Date” is the date of the notice which we send to you informing you of a revised charge. If we revise the charge for this Rider, you may elect to terminate the Rider by submitting a written request to our Processing Office no later than [30] days after the Rider Charge Change Notification Date. This period is referred to as the [30] Day “Rider Drop Period.”

The “Rider Charge Change Effective Date” is the date on which the new Rider Charge becomes effective on your Contract and is at least [30] days following the Rider Charge Change Notification Date. The changed charge will be assessed beginning on the Contract Date Anniversary that falls on or after the Rider Charge Change Effective Date unless a prorated charge was applied earlier in the Contract Year. However, if the Rider Charge Change Notification Date falls in the first [two] Contract Years, the Rider Charge Change Effective Date is the Business Day that is the later of (i) the first day of the [third] Contract Year or (ii) at least [30] days following the Rider Charge Change Notification Date. The new charge will be deducted beginning on your [third] Contract Date Anniversary, unless a prorated charge was applied earlier in the Contract Year.

Unless you have terminated this Rider, we will determine and deduct the above charge annually from your PBA on each Contract Date Anniversary for which the Rider is in effect. We will deduct the above charge on the transaction date for the portion of any Contract Year in which this Rider is terminated pursuant to Section V. of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract. If the Rider charge changes and this Rider terminates within the [30] Day Rider Drop Period, the current Rider charge will apply, otherwise, the new Rider charge will apply.

The above charge will be deducted from the PBA Investment Options on a pro-rata basis. If there is insufficient value or no value in the PBA Investment Options any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the portion of the Account for Special [Money Market] Dollar Cost Averaging designated for the PBA Investment Options.

V.	Termination Provision of This Rider

This Rider may be terminated on either an automatic or voluntary basis. Automatic Terminations are described in the following paragraphs. Voluntary Terminations are described in the “Endorsement Applicable to the Termination of an Optional Guaranteed Minimum Income Benefit and/or the Termination of an Optional Guaranteed Death Benefit Rider(s).”

Automatic Termination of this Rider

Upon the occurrence of any of the following, this Rider and any charge associated herewith will terminate:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable, or

(ii)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including exercise of GMIB or any benefit available on the Maturity Date, or

(iii)	except as provided below, you change the Owner of the Contract, or

(iv)	you make an assignment of this Contract or any rights under this Contract, or

(v)	termination is required by an endorsement to your Contract, or

(vi)	the Contract terminates, or

(vii)	Spousal Continuation is elected and the surviving spouse is not eligible, based on age, to make Contributions or transfers into the PBA, and the PBA has no value, or

(viii)	your GMIB Rider terminates, or

(ix)	you drop this Rider as a result of a fee change, as described in the Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or Guaranteed Minimum Death Benefit Rider, or

(x)	the PBAV under this Rider falls to zero.

When you terminate this Rider as described in items (iii) and (iv) of the preceding paragraph, you must then either 1) withdraw your entire PBAV, or 2) transfer your entire amount in the PBAV to the IA Investment Options. Once you have terminated this Rider amounts may no longer be allocated to the PBA Investment Options.

In accordance with items (iii) and (iv) above, this Rider will not terminate if any of the following occurs:

1.	a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

2.	a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

3.	You divorce, and a) in accordance with your divorce decree, your former spouse is awarded 100% of the Annuity Account Value under your Contract, and b) your former spouse meets the age requirements for this Rider on the date the Owner/Annuitant under this Contract is changed from you to your former spouse.

VI.	Effect of the GMIB Rider’s Termination on This Rider

If the GMIB Rider terminates, this Rider will terminate automatically as described in the Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or Guaranteed Minimum Death Benefit Rider.

VII.	Special Rules Applicable to your Rider when Ownership of the Contract is other than on an Individual Basis

For Contracts with Joint Owners, a GMDB that would be based on the Owner’s age will instead be based on the age of the older Joint Owner. Also, any Reset provision which is based on the Owner’s age will instead be based on the age of the older Joint Owner.

For Contracts with Non-Natural Owners, a GMDB that would be based on the Owner’s age will instead be based on the age of the Annuitant. Also, any Reset provision which is based on the Owner’s age will instead be based on the age of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMDB will be based on the age of the older Joint Annuitant and any reset will be based on the age of the older Joint Annuitant.

VIII.	Reports

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Maturity Date, as described in Section 9.04 of the Contract.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer]	Secretary and Associate General Counsel]